                                  SCHEDULE 14C
                                 (RULE 14c-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Check the appropriate box:

[ ]  Preliminary Information Statement          [ ]  Confidential, for Use of the Commission Only
[X]  Definitive Information Statement                (as permitted by Rule 14c-5(d)(2))

--------------------------------------------------------------------------------
                          JOHN ADAMS LIFE CORPORATION
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Common Stock of John Adams Life Insurance Company of America

     (2)  Aggregate number of securities to which transaction applies:

          49,803.16

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $3,350,000 aggregate purchase price for the securities being sold

     (4)  Proposed maximum aggregate value of transaction:

          $3,350,000

     (5)  Total fee paid:

          $670

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             INFORMATION STATEMENT

                          JOHN ADAMS LIFE CORPORATION
             SALE OF STOCK OF JOHN ADAMS LIFE INSURANCE CORPORATION
                       TO UNIFIED LIFE INSURANCE COMPANY

                            ------------------------

     This Information Statement is being furnished to the shareholders of John Adams Life Corporation, a
California corporation (the "Company"), in connection with the sale by the Company of all of the shares of Common Stock, par value $12.00 per share, of John Adams Life Insurance Company of America, a California corporation ("JALIC"), which the Company holds. (The shares of Common Stock of JALIC being sold by the Company are hereinafter referred to as the "JALIC Shares").

     It is expected that the closing (the "Closing") with respect to the sale of the JALIC Shares will occur on or about January 22, 1997.

     There will not be any material differences in the rights of shareholders of the Company as a result of the sale of the JALIC Shares. There are no rights of appraisal or similar rights of dissenting shareholders with respect to the sale of the JALIC Shares.

     This Information Statement is accompanied by a copy of (i) the Company's latest Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995; and (ii) the Company's Amended Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.

                            ------------------------

                       WE ARE NOT ASKING YOU FOR A PROXY
                 AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

          THE DATE OF THIS INFORMATION STATEMENT IS DECEMBER 30, 1996

                               TABLE OF CONTENTS

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                                                                                        PAGE
                                                                                        ----
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THE COMPANY...........................................................................    3
SALE OF THE JALIC SHARES..............................................................    3
  Introduction........................................................................    3
  Background and Reasons for the Sale.................................................    3
  Future Plans........................................................................    4
  Summary of the Stock Purchase Agreement.............................................    5
  Regulatory Approval.................................................................    6
  Accounting Treatment of the Transaction.............................................    7
  Federal Income Tax Consequences.....................................................    7
  Use of Proceeds.....................................................................    7
  Approval of the Sale of the JALIC Shares; Price of Company Stock....................    7
ADDITIONAL AGREEMENTS BETWEEN THE COMPANY AND UNIFIED; FUTURE RELATIONSHIP............    8
  Firingline Agreement and Firingline Amendment.......................................    8
  Reinsurance Agreement...............................................................    9
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.................................   10
CERTAIN TRANSACTIONS WITH RELATED PARTIES.............................................   14
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT...........................   14
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................................   15
EXHIBITS:
Exhibit A -- Stock Purchase Agreement

                                  THE COMPANY

     The Company is an insurance holding company engaged through its subsidiaries in the sale and issuance of life insurance policies and annuity products. The Company was incorporated under the laws of the State of California in 1975. In 1976, the Company commenced operations in the life insurance business through JALIC, a California life insurance company. The Company owns 99.6% of the issued and outstanding common stock of JALIC.

     JALIC holds Certificates of Authority to write life insurance issued by the insurance departments of Arizona, California, Hawaii, Louisiana, New Mexico, Oregon, Utah and Washington. JALIC currently focuses its sales emphasis on annuity products, which include a flexible premium deferred annuity.

     The Company's wholly-owned supervising general agency subsidiary is Firingline Corporation, a California corporation ("Firingline"). Sales of JALIC's policies and products are made by general agents through its general agent, Firingline.

     The Company's principal executive offices are located at 11845 West Olympic Boulevard, Suite 905, Los Angeles, California 90064; and its telephone number is
(310) 444-5252.

                            SALE OF THE JALIC SHARES
INTRODUCTION

     The Company and Unified Life Insurance Company, a Texas corporation ("Unified"), have entered into a Stock Purchase Agreement dated October 24, 1996, as amended (the "Stock Purchase Agreement"), pursuant to which the Company has agreed to sell, and Unified has agreed to purchase, the JALIC Shares, which consist of all 49,803.16 shares of JALIC common stock, par value $12.00 per share, owned by the Company. The JALIC Shares comprise 99.6% of the issued and outstanding shares of common stock of JALIC.

     The purchase price for the JALIC Shares (the "Purchase Price") is $3,350,000, subject to certain adjustments, and is payable in cash at the Closing. It is expected that the Closing with respect to the sale of the JALIC Shares will occur on or about January 22, 1997, giving effect to the transaction as of January 1, 1997. The net proceeds of the sale will be used by the Company to repay certain related-party indebtedness and for general corporate purposes. See "Use of Proceeds" hereinbelow and "CERTAIN TRANSACTIONS WITH RELATED PARTIES."

     Unified is a privately-owned company that operates primarily as a reinsurer of business written by other companies. Unified currently writes some direct business and with the acquisition of JALIC, Unified plans to write additional direct business through JALIC's supervising general agent, Firingline. Unified is currently licensed as a life insurance company in Alabama, Arizona, Arkansas, Florida, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Michigan, Missouri, Montana, Nebraska, New Mexico, North Dakota, Oklahoma, Oregon, South Dakota, Texas and Utah.

     Unified's principal executive offices are located at 7201 W. 129th Street, Suite 300, Overland Park, Kansas 66213; and its telephone number is (913) 685-2204.

BACKGROUND AND REASONS FOR THE SALE

     The conditions surrounding the Company's business and its prospects changed over a period of years as a result of a number of interrelated factors. These include, without limitation, changes in federal tax laws and regulatory changes in California. There has also been a thinness of mid-level management at the Company in recent years. It has become more difficult for the Company to obtain new business in an increasingly competitive environment. Declining sales of policies have kept unit expenses high, adversely affecting profits and contributing to operating losses in recent years. Since May 1, 1989, the Company has requested that A. M. Best Company not rate the Company or include it in Bests' Insurance Reports.

     In reaching a unanimous decision that the sale of the JALIC Shares is in the best interests of the Company and its shareholders, the Company's Board of Directors was cognizant of all of the foregoing factors, and motivated principally by the changing regulatory environment affecting the conduct of JALIC's business in California. Under current requirements imposed by the California Department of Insurance (the "California DOI"), JALIC is required to phase-in increases to its capital and surplus account periodically, so that on or before December 31, 1999, it will have a minimum capital and surplus of $5,000,000.

     Under the provisions of the California Insurance Code (the "California Code"), insurance companies, such as JALIC, that hold a Certificate of Authority issued prior to December 31, 1989, were "grandfathered", i.e., their capital and surplus requirements were allowed to remain at $1,000,000 until December 31, 1999. However, more stringent capital and surplus phase-in increases were imposed upon JALIC by the California DOI because of JALIC's statutory losses in recent years. JALIC's failure to comply with such stricter requirements would jeopardize its Certificate of Authority to write life insurance in California.

     The Board of Directors believes that it will constitute a significant hardship for JALIC to continue to comply with the stricter requirements of the California DOI. For example, in order to meet partially the California DOI's initial requirement to increase capital and surplus to at least $2,000,000 on or before December 31, 1995, it was necessary for the Company to borrow funds from Benjamin A. DeMotto, a director, President and Chief Executive Officer, and a principal shareholder of the Company. See "CERTAIN TRANSACTIONS WITH RELATED PARTIES."

     The Company without JALIC will experience overall a substantially lessened regulatory burden in the operation of its remaining business, including the elimination of capital and surplus requirements.

     The Company's Board of Directors also believes that the Purchase Price of the JALIC Shares and the other material terms offered by Unified are fair.

     Among the principal reasons for Unified's acquisition of the JALIC Shares is Unified's interest in expediting its admission as a life insurance company in California. Unified has informed the Company that, after the acquisition by Unified of all the common stock of JALIC, Unified intends to merge JALIC into Unified.

FUTURE PLANS

     Neither the common stock nor the assets of Firingline are being sold by the Company. Firingline will remain a wholly-owned subsidiary of the Company after the Closing of the transactions described herein. No changes in the business of Firingline are contemplated. Firingline will continue to sell JALIC's products after the Closing pursuant to the Supervising General Agent's Commission Agreement dated February 1, 1976, as amended (the "Firingline Agreement") and the Amendment dated October 22, 1996, between JALIC and Firingline (the "Firingline Amendment"). See "Summary of the Stock Purchase Agreement" hereinbelow and "ADDITIONAL AGREEMENTS BETWEEN THE COMPANY AND UNIFIED; FUTURE RELATIONSHIP". The Company will also continue to be dependent upon certain key personnel, principally Benjamin A. DeMotto, a director, President and Chief Executive Officer, and a principal shareholder of the Company.

     After the Closing, management intends to reduce the amount of leased space it occupies as the Company's offices. In addition, a few lay-offs of personnel are likely. Certain outside services associated with the operation of a life insurance business (e.g., actuarial) will no longer be needed. These changes should result in reduced costs to the Company, in an amount which cannot be determined presently.

     No decision has been made whether any of the net proceeds of the sale of the JALIC Shares will be distributed to the shareholders as a dividend.

SUMMARY OF THE STOCK PURCHASE AGREEMENT

     The following summary of certain provisions of the Stock Purchase Agreement does not purport to be complete. For a fuller understanding of all of the terms of the Stock Purchase Agreement, reference is made to the Stock Purchase Agreement, which is attached to this Information Statement as Exhibit A.

     At the Closing, the Company will sell, and Unified will purchase, the JALIC Shares. The Purchase Price for the JALIC Shares of $3,350,000 is subject to adjustment as follows. If, on JALIC's last preceding month-end statutory financial statement prior to the Closing, the sum of (i) statutory capital and surplus, plus (ii) asset valuation reserve, plus (iii) interest maintenance reserve, plus (iv) $405,000, is $50,000 or more above or below the Purchase Price, then the Purchase Price shall be adjusted to such amount. In the event that such financial information is not available prior to the Closing, the parties shall estimate the appropriate Purchase Price for the Closing and shall settle the final amount of the Purchase Price no later than the filing date for the preceding calendar quarter's Statutory Insurance Statement of JALIC. Because of the number of variables involved, the Company cannot predict at this time if the above-mentioned formula will produce a higher or lower amount than the contractually-specified Purchase Price of $3,350,000.

     The Purchase Price is payable to the Company in cash by wire transfer in immediately available funds. In partial payment of the Purchase Price, the Company may retain invested assets of JALIC. Such assets shall be valued at admitted book value shown for each asset on JALIC's most recent Statutory Insurance Statement dated prior to or coincident with the closing date.

     The Stock Purchase Agreement contains standard representations and warranties of the Company, as seller, and Unified, as purchaser, for a transaction of this nature. Among the more distinctive representations and warranties is the Company's representation to Unified that all life insurance policies issued by JALIC have been and currently are, or will be at Closing, in compliance with Section 7702 of the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable tax law provisions, and qualify as "life insurance contracts" under said Section of the Code.

     With respect to any "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any other benefit arrangement or payroll practice provided by JALIC with respect to any of JALIC's employees ("Employee Benefit Plans"), JALIC will either terminate any such Employee Benefit Plan prior to the Closing or will transfer all liability for or resulting from such Employee Benefit Plans to the Company or an affiliate of the Company. Neither JALIC nor Unified will have any liability as to any of JALIC's Employee Benefit Plans at the Closing.

     The Stock Purchase Agreement also contains standard covenants of the Company and Unified, providing that certain specified actions are to be taken, and certain specified actions may not be taken, at or prior to the Closing. Among the more distinctive covenants agreed to by the Company is its agreement to cancel (i) the certificate of contribution dated July 2, 1982, in the amount of $300,000, payable to the Company by JALIC; and (ii) the certificate of contribution dated September 7, 1982, in the amount of $400,000, payable to the Company by JALIC. The certificates of contribution are non-interest bearing and were made directly to JALIC by a principal shareholder of the Company at the time the loans were made. In 1985, the two certificates of contribution were assigned to the Company in connection with an agreement between the Company and its then shareholders for the restructuring of certain indebtedness of the Company.

     The Company has also agreed, at or before the Closing, to redeem or satisfy in full all securities and/or debt owed by the Company to JALIC. In lieu thereof, the value of such obligations shall be deducted from the Purchase Price. As of September 30, 1996, the total amount due from the Company to JALIC was $240,847.

     Unified will cause JALIC to cancel any agents' balances due to JALIC from Firingline as of the date of the Closing. As of September 30, 1996, the total amount of Firingline's agents' balance was $286,749.

     Unified will also cause JALIC to pay to Firingline in full all agents' commissions due on the business represented by the canceled balances pursuant to the Firingline Agreement. Additionally, Unified will also ratify the Firingline Agreement and the Firingline Amendment, which provide for standard renewal commissions and additional commissions, respectively, to be paid to Firingline by JALIC. See

"ADDITIONAL AGREEMENTS BETWEEN THE COMPANY AND UNIFIED; FUTURE RELATIONSHIP".

     As a further condition of the Closing, Unified has also agreed to purchase the additional 196.84 shares of Common Stock of JALIC which are not owned by the Company (the "JALIC Minority Shares"). The JALIC Minority Shares are held in the aggregate by three persons, two of whom are individuals, and one of whom is the State of California pursuant to that state's abandoned property laws. The costs to purchase the JALIC Minority Shares and any costs directly attributable to such purchase will be borne equally by Unified and the Company. It is not possible to estimate currently the costs involved to acquire the JALIC Minority Shares, but total costs are not expected to exceed $17,000, half of which amount will be the Company's responsibility.

     The Company has agreed to indemnify, defend and hold harmless Unified and its directors, officers, employees, agents and subsidiaries from and against any and all losses resulting from or arising out of any material inaccuracy in or material breach of any representation, warranty, covenant or agreement of the Company contained in the Stock Purchase Agreement within certain specified periods for tax-related matters and within two years after the date of Closing for all other matters. In order for this provision to have effect, Unified must suffer losses as a result of all such breaches in excess of $50,000 and the Company's maximum liability in such event shall not exceed the Purchase Price, as adjusted.

     Unified has agreed to indemnify, defend and hold harmless the Company and its directors, officers, employees, agents and subsidiaries from and against any and all losses resulting from or arising out of any material inaccuracy in or material breach of any representation, warranty, covenant or agreement of Unified contained in the Stock Purchase Agreement within two years after the date of Closing.

     Any controversy or claim arising out of, or relating to, the Stock Purchase Agreement, will be settled by arbitration under the commercial arbitration rules of the American Arbitration Association.

REGULATORY APPROVAL

     The sale of the JALIC Shares and the consummation of the transactions at the Closing is subject to and conditioned upon the prior approval of the Insurance Commissioner of California (the "California Commissioner") and the Insurance Commissioner of Texas (the "Texas Commissioner"). Before this transaction, Unified was not admitted to sell life insurance in California.

     As required by the California Code, the Stock Purchase Agreement has been filed with the California DOI, and Unified has advised the Company that Unified has filed the information statement required by the California DOI. Unified has also advised the Company that the California Commissioner has approved the transactions and has admitted Unified to sell life insurance in California.

     The California Commissioner reviewed the proposed transactions from the perspective of protecting the interests of JALIC's policyholders. As part of the approval process, the California Commissioner considered, among other things:
(i) the background and identity of each officer and person who is directly or indirectly the beneficial owner of more than ten percent of the outstanding voting securities of Unified; (ii) the source and amount of funds used to acquire the JALIC Shares and the JALIC Minority Shares; and (iii) Unified's plan to merge JALIC into Unified.

     The Texas Commissioner must also review the purchase by Unified of the JALIC Shares and the JALIC Minority Shares. The Texas Commissioner reviews the proposed transactions from the perspective of protecting the interests of Unified's policyholders. As part of the review process, the Texas Commissioner considers, among other things, the effect of the proposed transactions on Unified's financial condition, so that the Texas Commissioner is satisfied that Unified's policyholders are adequately protected. Unified has advised the Company that the Texas Commissioner has not objected to the transactions.

     If approval is not in effect from the California Commissioner at the Closing, or if the Texas Commissioner objects to the transactions, the Closing with respect to the sale of the JALIC Shares will not occur.

     There are no federal regulatory requirements or approvals in connection with the sale of the JALIC Shares or any of the related transactions.

ACCOUNTING TREATMENT OF THE TRANSACTION

     On the date of the Closing, the Company will remove JALIC's assets and liabilities from the Company's consolidated balance sheet and record a gain or loss on the sale of the JALIC Shares equal to the difference between the net assets disposed of and the Purchase Price. The Company also expects to write down all intangible assets relating to JALIC, including deferred acquisition costs recorded by Firingline. Firingline will continue to receive commission income in the future without amortizing costs previously deferred. Accordingly, the Company has reflected income from continuing operations in the Pro Forma Condensed Consolidated Statements of Operations presented in this Information Statement and expects to continue to show commission revenue from renewals. See "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION".

FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the anticipated federal income tax consequences to the Company of the proposed sale of the JALIC Shares is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the proposed transactions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not change significantly these conclusions (possibly with retroactive effect).

     The sale of the JALIC Shares will result in a capital gain or loss to the Company equal to the difference between the Purchase Price (less transaction costs) and the Company's tax basis in the JALIC Shares. A capital gain would be taxed at the Company's top marginal tax rate. A capital loss could only be deducted to the extent of the Company's capital gains from other sources, if any. Capital losses in excess of capital gains in the year of sale must be carried back three years and forward five years. Unused capital losses remaining after the five-year carry forward period expire without the realization of any tax benefit. At present, the Company anticipates recognizing a capital loss for federal income tax purposes on the sale of the JALIC Shares.

     Historically, the Company has treated the certificates of contribution issued by JALIC as a capital contribution and therefore the Company intends to increase its basis in the JALIC Shares to the extent of its basis in the certificates of contribution. Based on JALIC's historic treatment of the certificates of contribution as equity, JALIC should not realize cancellation of indebtedness income with respect thereto.

     The sale of the JALIC Shares will not produce any separate and independent federal income tax consequences to the Company's shareholders.

USE OF PROCEEDS

     The net proceeds to the Company from the sale of the JALIC Shares will be used as follows. The Company intends to repay the post-Closing outstanding balance of certain loans made to the Company by Benjamin A. DeMotto, a director, President, Chief Executive Officer and principal shareholder of the Company. On September 30, 1996, the loans were outstanding in the original aggregate principal amount of $377,000, together with accrued interest of $23,586. See "CERTAIN TRANSACTIONS WITH RELATED PARTIES".

     The balance of the net proceeds to the Company will be invested in fixed income securities and instruments and retained for general corporate purposes. There are no specific plans for the application or use of such proceeds at the present time.

APPROVAL OF THE SALE OF THE JALIC SHARES; PRICE OF COMPANY STOCK

     Pursuant to the California Corporations Code and the Company's Restated Articles of Incorporation, the sale of the JALIC Shares may be approved by written consent of shareholders holding a majority of the voting securities of the Company. The sale of the JALIC Shares will be approved, not less than 20 days following the mailing of this Information Statement to the Company's shareholders of record at the close of business on

November 22, 1996, by the written consent of certain principal shareholders of the Company holding more than 50% of the Company's voting securities, including Benjamin A. DeMotto, who is also a director, President and Chief Executive Officer of the Company; and Nicholas Del Sesto, who is a director and Executive Vice President of the Company. See "SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT". No Special Meeting of shareholders of the Company is planned in connection with the transactions described in this Information Statement. It is anticipated that this Information Statement will first be mailed to shareholders on or about January 2, 1997.

     There will not be any material differences in the rights of shareholders of the Company as a result of the sale of the JALIC Shares. There are no rights of appraisal or similar rights of dissenting shareholders with respect to the sale of the JALIC Shares.

     On November 22, 1996, there were outstanding 2,864,700 shares of Common Stock of the Company, which constituted all of the outstanding voting securities of the Company.

     The Company's Common Stock is currently traded in the over-the-counter market under the symbol "JALC". The range of bid and asked prices for the Company's Common Stock in the over-the-counter market was $.6875 bid/$.875 asked, on October 28, 1996, the trading day preceding the public announcement of the sale of the JALIC Shares. The quotations are inter-dealer, without retail markups, markdowns or commissions, and may not necessarily represent actual transactions.

             ADDITIONAL AGREEMENTS BETWEEN THE COMPANY AND UNIFIED;
                              FUTURE RELATIONSHIP

FIRINGLINE AGREEMENT AND FIRINGLINE AMENDMENT

     Pursuant to the Firingline Agreement, Firingline provides marketing, servicing and other efforts in connection with the sale of life insurance and annuity products sold by JALIC, in consideration for commissions paid to Firingline by JALIC.

     Pursuant to the Firingline Amendment, JALIC will pay to Firingline, effective January 1, 1997, a 35% commission ("Additional Commissions") on certain JALIC life insurance policies. The maximum aggregate amount of Additional Commissions which can be earned by Firingline over a three-year period is $1,200,000. Firingline will also continue to be paid renewal commissions under the Firingline Agreement on all of the JALIC policies transferred to Unified at the Closing. The amount of any renewal commissions and any Additional Commissions are primarily dependent upon the persistency of the policies and there is no guarantee that any commissions will be earned under the Firingline Agreement or Firingline Amendment.

     Provided that on January 1, 1997, at least $1,350,000 of annualized premium is in force on policies covered by the Firingline Amendment, JALIC will advance to Firingline each month as a guaranteed advance against Additional Commissions, an amount equal to $30,000, or $360,000 for the year, less the amount of earned Additional Commissions.

     Provided that on January 1, 1998, at least $1,000,000 of annualized premium is in force on policies covered by the Firingline Amendment, JALIC will advance to Firingline each month as a guaranteed advance against Additional Commissions, an amount equal to $25,000, or $300,000 for the year, less the amount of earned Additional Commissions.

     Provided that on January 1, 1999, at least $750,000 of annualized premium is in force on policies covered by the Firingline Amendment, JALIC will advance to Firingline each month as a guaranteed advance against Additional Commissions, an amount equal to $24,166.67, or $290,000 for the year, less the amount of earned Additional Commissions.

     Unified will ratify the Firingline Agreement and the Firingline Amendment prior to the Closing of the sale of the JALIC Shares.

REINSURANCE AGREEMENT

     JALIC and Unified have entered into a Revised Life Coinsurance Treaty With Funds Withheld, as amended (the "Reinsurance Agreement"). Pursuant to the Reinsurance Agreement, Unified has agreed to reinsure 100% of JALIC's losses on or after July 1, 1996, for certain policies which are administered by JALIC and issued by JALIC and in force as of July 1, 1996.

     The initial amount owed to Unified, as reinsurer under the Reinsurance Agreement, equals the policy reserves on the business reinsured less a ceding commission of $800,000, less policy loans, less net due and deferred premiums, plus advance premiums, for a net amount of initial funds withheld of $2,179,196 as of July 1, 1996. Under the terms of the Reinsurance Agreement, funds withheld remain with JALIC.

     JALIC is required to provide quarterly reports to Unified under the Reinsurance Agreement. If the calculation of gross premiums, less certain deductions for reinsurance premiums and other items, is positive for the quarter, such amount is paid by JALIC to Unified. If the calculation is negative, such amount is paid by Unified to JALIC.

     Increases in net policy liabilities are paid by Unified to JALIC. Decreases in net policy liabilities are paid by JALIC to Unified. The amount of funds withheld equals the preceding quarter's funds withheld, adjusted by the change in the net policy liabilities for the quarter.

     The renewal expense allowances provision in the Reinsurance Agreement provides for reimbursement of commissions and premium taxes paid by JALIC, and for an administration expense of $5.00 per month per policy in force at the beginning of each month.

     The Reinsurance Agreement will have no effect on the Company once the JALIC Shares have been sold to Unified.

     Other than the foregoing, there are no agreements, arrangements or understandings in effect between (i) Unified and its affiliates; and (ii) the Company, Firingline, or the directors, executive officers or principal shareholders of either the Company or Firingline.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

INTRODUCTION

     The following unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company as of September 30, 1996, gives effect to the sale of the JALIC Shares as if it had occurred on September 30, 1996. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995, and the nine months ended September 30, 1996, assume that the disposition occurred on the first day of each period presented and are based on the operations of the Company for the year ended December 31, 1995, and the nine months ended September 30, 1996.

     The unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared by the Company based upon assumptions deemed appropriate. The unaudited Pro Forma Condensed Consolidated Financial Statements presented herein are shown for illustrative purposes only and are not necessarily indicative of the future financial position or future results of operations of the Company, or of the financial positions or results of operations of the Company that would have actually occurred had the sale of the JALIC Shares been in effect as of the date or for the periods presented.

     The unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical financial statements of the Company, including notes thereto, and other financial information pertaining to the Company included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995; Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996 and June 30, 1996; and Amended Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.

                  JOHN ADAMS LIFE CORPORATION AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                         JOHN ADAMS LIFE
                                           CORPORATION       PRO FORMA ADJUSTMENTS
                                               AND         -------------------------       PRO FORMA
                                          SUBSIDIARIES      JALIC(A)        OTHER         CONSOLIDATED
                                         ---------------   -----------   -----------      ------------
ASSETS
Cash, investments and accrued investment
  income................................   $14,226,615     $14,193,350   $ 2,564,414(b)   $  2,597,679
Receivable from buyer...................                                     950,000(b)        950,000
Policy loans............................       671,124         671,124            --                --
Accounts receivable and other assets....       148,104          72,114            --            75,990
Reinsurance recoverable.................     9,772,532       9,772,532            --                --
Deferred policy acquisition costs.......     4,352,362       3,362,258      (990,104)(c)            --
                                           -----------     -----------   -----------       -----------
          Total Assets..................   $29,170,737     $28,071,378   $ 2,524,310      $  3,623,669
                                           ===========     ===========   ===========       ===========
LIABILITIES
Future life benefits and other policy
  obligations...........................   $19,391,599     $19,391,599   $        --      $         --
Deferred revenue and other
  liabilities...........................       521,479          92,814      (400,586)(b)        28,079
Due to reinsurers.......................     4,198,899       4,198,899            --                --
                                           -----------     -----------   -----------       -----------
          Total Liabilities.............    24,111,977      23,683,312      (400,586)           28,079
SHAREHOLDERS' EQUITY
Capital stock and paid in capital.......     6,254,547       3,873,142     3,873,142(d)      6,254,547
Retained earnings (deficit).............      (997,772)        712,939       712,939(d)     (2,658,957)
Unrealized loss on bonds, net of
  deferred acquisition costs
  adjustment............................      (198,015)       (198,015)   (1,661,185)(e)            --
                                           -----------     -----------   -----------       -----------
          Total Shareholders' Equity....     5,058,760       4,388,066     2,924,896         3,595,590
                                           -----------     -----------   -----------       -----------
          Total Liabilities and
            Shareholders' Equity........   $29,170,737     $28,071,378   $ 2,524,310      $  3,623,669
                                           ===========     ===========   ===========       ===========

---------------

(a) To eliminate the assets, liabilities and equity of JALIC as of September 30, 1996.

(b) To reflect the proceeds of $3,915,000 (which consists of the adjusted Purchase Price of $2,965,000 pursuant to the terms of the Stock Purchase Agreement plus the present value, $950,000, of Additional Commissions) from the sale of the JALIC Shares. The net proceeds are invested in short-term investments after retiring $400,586 of outstanding debt and accrued interest due to the President, Chief Executive Officer and principal shareholder of the Company.

(c) To write-down deferred acquisition costs of $990,104 recorded by Firingline.

(d) To record the Company's equity associated with JALIC.

(e) To record the Company's net loss on the sale of the JALIC Shares calculated as follows:

            The Company's investment in JALIC........................  $4,586,081
            Less the sales price.....................................   3,915,000
                                                                       ----------
                                                                          671,081
            Write-down of deferred acquisition costs recorded by
              Firingline.............................................     990,104
                                                                       ----------
                      Total..........................................  $1,661,185
                                                                       ==========

                  JOHN ADAMS LIFE CORPORATION AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                       JOHN ADAMS LIFE
                                         CORPORATION         PRO FORMA ADJUSTMENTS
                                             AND           --------------------------      PRO FORMA
                                        SUBSIDIARIES        JALIC(A)         OTHER        CONSOLIDATED
                                       ---------------     ----------     -----------     ------------
REVENUES
Premiums and policy charges..........    $ 1,542,540       $1,542,540     $        --     $         --
Premiums ceded.......................       (776,768)        (776,768)             --
Commission income....................                                         711,477(b)       711,477
Interest on policy loans.............        530,865          530,865              --               --
Net investment income................        717,916          708,824         215,325(c)       224,417
Net realized investment losses.......        (45,882)         (28,836)             --          (17,046)
Net unrealized investment gains......        195,635          195,635              --               --
                                          ----------       ----------     -----------      -----------
          Total Revenues.............      2,164,306        2,172,260         926,802          918,848
EXPENSES
Benefits incurred....................      1,209,079        1,209,079              --               --
Reinsurance recoveries...............       (343,794)        (343,794)             --               --
Interest on policyholders'
  accumulation accounts..............        478,516          478,516              --               --
Operating costs and expenses.........        906,571          131,121              --          775,450
Amortization of deferred acquisition
  costs..............................        116,951           82,053         (34,898)(d)           --
                                          ----------       ----------     -----------      -----------
          Total Expenses.............      2,367,323        1,556,975         (34,898)         775,450
                                          ----------       ----------     -----------      -----------
Income (loss) from continuing
  operations
  before loss on sale of the JALIC
  Shares.............................       (203,017)         615,285         961,700          143,398
Loss on sale of the JALIC Shares.....                                      (1,811,372)(e)   (1,811,372)
                                          ----------       ----------     -----------      -----------
Income (loss) before income taxes....       (203,017)         615,285        (849,672)      (1,667,974)
Income taxes.........................              0               --              --(f)            --
                                          ----------       ----------     -----------      -----------
Net Income (loss)....................    $  (203,017)      $  615,285     $  (849,672)    $ (1,667,974)
                                          ==========       ==========     ===========      ===========
PER SHARE DATA:
Income (loss) from continuing
  operations before loss on sale of
  the JALIC Shares...................    $     (0.07)                                     $       0.05
Net loss.............................    $     (0.07)                                     $      (0.58)
                                          ==========                                       ===========
Weighted average shares..............      2,864,700                                         2,864,700
                                          ==========                                       ===========

---------------

(a) To eliminate the operating results of JALIC for the year ended December 31, 1995.

(b) To reflect the commissions earned from the sale of life and annuity products underwritten by JALIC.

(c) To reflect the investment of the net proceeds from the sale of the JALIC Shares, assuming a yield of 5.5%.

(d) To eliminate the amortization of deferred acquisition costs recorded by Firingline.

(e) To record the estimated $771,052 excess of the net assets sold over the purchase price and write-down of deferred acquisition costs of $1,040,320 recorded by Firingline at January 1, 1995.

(f) Due to the Company's net operating losses being utilized, no provision for income taxes is necessary.

                  JOHN ADAMS LIFE CORPORATION AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                        JOHN ADAMS LIFE
                                          CORPORATION         PRO FORMA ADJUSTMENT
                                              AND           -------------------------      PRO FORMA
                                         SUBSIDIARIES        JALIC(A)        OTHER        CONSOLIDATED
                                        ---------------     ----------     ----------     ------------
REVENUES:
Premiums and policy charges...........    $ 1,515,711       $1,515,711     $       --     $         --
Premiums ceded........................       (954,658)        (954,658)            --               --
Commissions income....................                                        859,651(b)       859,651
Interest on policy loans..............        346,693          346,693             --               --
Net investment income.................        689,720          687,030        146,000(c)       148,690
Net realized investment losses........         (4,566)          (4,566)            --               --
                                           ----------       ----------     -----------     -----------
          Total Revenues..............      1,592,900        1,590,210      1,005,651        1,008,341
EXPENSES:
Benefits incurred.....................        845,988          845,988             --               --
Reinsurance recoveries................       (382,310)        (382,310)            --               --
Interest on policyholders'
  accumulation accounts...............        550,324          550,324             --               --
Operating costs and expenses..........        614,313         (298,309)       (23,586)(d)      889,036
Amortization of deferred acquisition
  costs...............................        172,850          119,245        (53,605)(e)           --
                                           ----------       ----------     -----------     -----------
          Total Expenses..............      1,801,165          834,938        (77,191)         889,036
                                           ----------       ----------     -----------     -----------
Income (loss) from continuing
  operations before loss on sale of
  the JALIC Shares....................       (208,265)         755,272      1,082,842          119,305
Loss on sale of the JALIC Shares......             --               --     (1,520,379)(f)   (1,520,379)
                                           ----------       ----------     -----------     -----------
Income (loss) before income taxes.....       (208,265)         755,272       (437,537)      (1,401,074)
Income taxes..........................             --               --             --(g)            --
                                           ----------       ----------     -----------     -----------
Net Income (loss).....................    $  (208,265)      $  755,272     $ (437,537)    $ (1,401,074)
                                           ==========       ==========     ===========     ===========
PER SHARE DATA:
Income (loss) from continuing
  operations before loss on sale of
  the JALIC Shares....................    $     (0.07)                                    $       0.04
Net loss..............................    $     (0.07)                                    $      (0.49)
                                           ==========                                      ===========
Weighted average shares...............      2,864,700                                        2,864,700
                                           ==========                                      ===========

---------------

(a) To eliminate the operating results of JALIC for the nine months ended September 30, 1996.

(b) To reflect the commissions earned from the sale of life and annuity products underwritten by JALIC.

(c) To reflect the investment of the net proceeds from the sale of the JALIC Shares, assuming a yield of 5.5% after retiring $377,000 of outstanding debt due to the President, Chief Executive Officer and principal shareholder of the Company.

(d) To eliminate the interest expense on the debt due to the President, Chief Executive Officer and principal shareholder of the Company.

(e) To eliminate the amortization of deferred acquisition costs recorded by Firingline.

(f) To record the estimated $418,968 excess of the net assets sold over the purchase price and write-down of deferred acquisition costs of $1,101,411 recorded by Firingline at January 1, 1996.

(g) Due to the Company's net operating losses being utilized, no provision for income taxes is necessary.

                   CERTAIN TRANSACTIONS WITH RELATED PARTIES

     On January 24, 1996, Benjamin A. DeMotto, a director, President, Chief Executive Officer and principal shareholder of the Company, loaned the Company $285,000. On February 9, 1996, Mr. DeMotto loaned the Company an additional $92,000. The loans are evidenced by promissory notes, each of which is a demand note that bears interest at a rate equal to one percent above the prime rate for unsecured loans as announced from time to time by City National Bank.

     The $285,000 loaned to the Company on January 24, 1996, was used by the Company as part of a $400,000 contribution by the Company to JALIC's capital and surplus. The $92,000 loaned to the Company on February 9, 1996, was loaned by the Company to Firingline, which paid the full amount to JALIC as a partial reduction of its agents' balance account.

     As of September 30, 1996, the original principal amount of the loans was outstanding, together with accrued and unpaid interest in the amount of $23,586. The Company intends to repay the post-Closing outstanding balance of these loans, together with all accrued and unpaid interest, from the net proceeds of the sale of the JALIC Shares.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth information available to the Company as of November 22, 1996, as to all shares of the Company's Common Stock owned by (i) the persons known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock, (ii) directors of the Company and (iii) all directors and officers of the Company as a group. The Company's only outstanding class of equity securities is its Common Stock.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL          PERCENTAGE
                  NAME OF BENEFICIAL OWNER                      OWNERSHIP(1)          OWNERSHIP(2)
------------------------------------------------------------  -----------------       ------------
Benjamin A. DeMotto(3)                                            1,530,000(4)(5)         50.8%
  11845 W. Olympic Boulevard
  Suite 905
  Los Angeles, California 90064
Nicholas Del Sesto(3)                                               501,000               17.5%
  11845 W. Olympic Boulevard
  Suite 905
  Los Angeles, California 90064
Patrick W. Hopper                                                   200,000                7.0%
  2624 Pebblegold Avenue
  Henderson, Nevada 89014
Roger Adams and Joanne Evans Adams,                                 150,000                5.2%
Co-Trustees of the Roger Adams and
Joanne Adams Living Trust
  RR 10 Box 131
  Santa Fe, New Mexico 87501
Alvin S. Milder(3)                                                   55,000(6)             1.9%
  11845 W. Olympic Boulevard
  Suite 905
  Los Angeles, California 90064
L.E. Chenault(3)                                                     35,000(7)             1.2%
  17642 Sumiya Drive
  Encino, California 91316
Robert E. Adams(3)                                                   20,000(8)               *
  2 Wolcott Lane
  Old Lyme, Connecticut 06371
All directors and officers of the Company as a group (5
  persons)                                                        2,141,009(9)            68.8%

---------------

 *  Less than 1% of the class
                            [footnotes on next page]

(1) Except as otherwise indicated in the notes to this table, and subject to applicable community property laws and similar statutes, the persons listed as beneficial owners of shares have, to the best of the Company's knowledge, sole voting and investment power with respect to said shares.

(2) Percentages are stated to include exercisable stock options accounted for in the column listing Beneficial Ownership for those persons holding exercisable stock options.

(3) Director of the Company.

(4) Includes 250,000 shares of restricted stock which were issued to Mr. DeMotto pursuant to his employment agreement with the Company.

(5) Includes options to purchase 150,000 shares which are currently exercisable.

(6) Includes 3,000 shares owned by a retirement trust of which Mr. Milder is sole trustee and options to purchase 50,000 shares which are currently exercisable.

(7) Includes options to purchase 25,000 shares which are currently exercisable.

(8) Includes options to purchase 20,000 shares which are currently exercisable.

(9) Includes options to purchase 245,000 shares which are currently exercisable.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Information Statement is accompanied by a copy of (i) the Company's latest Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995; and (ii) the Company's Amended Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.

     The following documents filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Information Statement by reference:
(a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995; (b) the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996 and June 30, 1996; (c) the Company's Amended Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996; (d) the Company's Current Reports on Form 8-K dated June 11, 1996 and October 31, 1996; and (e) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated November 15, 1985, including all amendments and reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement and prior to the Closing shall be deemed to be incorporated by reference into this Information Statement and to be a part of this Information Statement from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or supersede, to constitute a part of this Information Statement.

     This Information Statement incorporates by reference certain documents which are not presented herein or delivered herewith. Upon request, the Company will provide, without charge, to each person, including any beneficial owner, to whom this Information Statement is delivered, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Requests for such copies should be directed to John Adams Life Corporation, 11845 West Olympic Boulevard, Suite 905, Los Angeles, California 90064, attention: Alvin S. Milder, Secretary; telephone number (310) 444-5252.

                                          By Order of the Board of Directors

                                          Alvin S. Milder
                                          Secretary